Exhibit 10.6

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of the date executed below by and between Eugene Bauer (“Employee”), and Skintelligence, Inc., a Delaware corporation (the “Company”).

WHEREAS, on August 18, 2010, Employee and the Company (collectively, “the parties” and individually, a “party”) entered into an Employment Agreement (the “Prior Agreement”) (i) to establish the terms and conditions of Employee’s employment with the Company, (ii) to safeguard the Company’s proprietary and confidential information and (iii) to protect the Company’s investment in its employees, customer relationships and other legitimate business interests.

WHEREAS, pursuant to Section 4(c)(v) of the Prior Agreement, upon completion by the Company of its first acquisition of a business in the field of developing or marketing products for dermatological applications, Employee and the Company would discuss in good faith certain amendments to the Prior Agreement.

WHEREAS, the Company will complete the acquisition of Valocor Therapeutics, Inc. concurrently with the execution of this Agreement.

WHEREAS, in accordance with Section 4(c)(v) of the Prior Agreement, Employee and the Company desire to amend and restate the Prior Agreement in order to amend certain terms therein.

NOW, THEREFORE, in consideration for the promises, mutual covenants and terms of this Agreement, Employee and the Company agree as follows:

1.                                      Employment. Subject to Employee’s compliance with U.S. immigration and right to work rules, the Company agrees to employ Employee, and Employee agrees to be employed as Chief Medical Officer of the Company, commencing November 1, 2010 (“Start Date”), on the terms and subject to the conditions set forth in this Agreement.

2.                                      Duties and Responsibilities. Employee shall perform such duties as are reasonably assigned to him by the Company’s Board of Directors (the “Board”), consistent with his position as Chief Medical Officer of the Company. Employee shall conduct his duties and responsibilities in a professional manner and shall comply with the policies of the Company. Employee shall conduct himself at all times faithfully, loyally, and to the best of his abilities, and according to the best interests of the Company. Employee shall devote fifty percent of his business time, attention and effort to the affairs of the Company and shall not engage in any other business activity focused on the development or marketing of products for dermatological applications without the prior written consent of the Board; provided, however, that the foregoing is not intended to restrict Employee’s ability to engage in charitable, educational, civic or community activities, or participation as a non-employee member of the boards of directors of other companies, in each case as are not materially engaged in the development or marketing of products for dermatological applications, to the extent that such activities do not materially interfere with his duties hereunder. The Company further agrees that the activities set forth in Exhibit A shall not be deemed to be prohibited by this Section 2.

3.                                      Employment at Will. Employee’s employment with the Company is at will, meaning that either the Company or Employee may terminate the employment at any time, with or without Cause, by providing written notice to the other pursuant to Section 9 of this Agreement, subject to the payment by the Company to Employee of any compensation required pursuant to Section 8 of this Agreement.

4.                                      Compensation. As compensation for the services rendered by Employee to the Company, the Company shall provide compensation to Employee as follows:

(a)                                 Salary. Commencing on the date of this Agreement, the Company shall pay Employee a base salary of $162,500 per annum (“Salary”), The Company may adjust Employee’s Salary thereafter on an annual basis and in the sole discretion of the Board. Employee’s Salary will be payable on the Company’s regular payroll schedule, not less frequently than monthly. The Company shall deduct from the Salary paid to Employee required federal, state and local withholding taxes, as well as any other deductions required by applicable law or authorized by Employee in writing.

(b)                                 [Reserved].

(c)                                  Benefits.

(i)                                     Employee shall be entitled to participate in any of the Company’s employee benefit plans or programs that become available to similarly situated employees of the Company; provided, that, Employee meets all eligibility requirements under those plans or programs. Unless otherwise provided herein, Employee’s participation in the employee benefit plans or programs shall be subject to the terms and conditions of said plans or programs including, without limitation, the Company’s right to amend, revise, terminate or replace the plans or programs at any time and without notice to participants. Any reduction, alteration or enhancement of the benefit plans and programs shall not be deemed to be a breach of this Agreement by the Company. The parties acknowledge that any programs for the benefit of eligible employees and the nature and design of such employee benefit plans, executive compensation programs and/or incentive arrangements shall be at the sole discretion of the Board. The parties expressly agree that the Company’s decision whether or not to adopt any benefit plans, programs or arrangements, or which plans, programs or arrangements, shall not constitute a breach of this Agreement.

(ii)                                  The Company will pay to Employee an amount not to exceed (A) $2,000 per month less (B) the aggregate amounts received by Employee from Medicare and any other amounts paid to Employee for medical coverage, including, without limitation, from Stanford University, as reimbursement for premiums paid, for the premiums paid by Employee to maintain an individual medical insurance policy for himself and his eligible dependents, plus any additional tax costs incurred by Employee resulting from such payment and the payment of such tax costs (collectively, “Medical Premium Reimbursement”), provided Employee adequately substantiates, as determined by the Company, the amount and payment of such premiums, plus any additional tax costs incurred by Employee resulting from such payment and the payment of such tax costs. Such Medical Premium Reimbursement will be paid to Employee within thirty (30) days of Employee’s submission of proper substantiation of eligible premiums.

Employee agrees to submit such substantiation by the last day of the month following the month in which the applicable premium was paid.

(iii)                               The parties agree that, consistent with the provisions of Section 409A of the Internal Revenue Code (“Section 409A”), the following rules shall also apply to Medical Premium Reimbursement provided to Employee in accordance with Section 4(c)(ii): (A) in no event shall the Medical Premium Reimbursement be paid to Employee or on his behalf later than the last day of the calendar year following the calendar year in which the expense was incurred; (B) the amount of Medical Premium Reimbursement for which Employee is eligible during a calendar year will not affect the amount of Medical Premium Reimbursements for which Employee is eligible in any other calendar year; and (C) Employee’s right to Medical Premium Reimbursement is not subject to liquidation or exchange for another benefit.

(iv)                              As of the Start Date, and until the Company adopts a vacation or paid time off policy, Employee shall accrue four weeks of paid vacation per calendar year, prorated for any partial year of employment, and any unused accrued vacation will be carried over from year to year. When the Company adopts a vacation or paid time off policy, Employee will be entitled to paid vacation on the same terms and to the same extent as similarly situated employees of the Company.

(v)                                 [Reserved].

(d)                                 Bonus. The Employee shall be eligible for an annual performance bonus equal to 25% of Employee’s then-annual Salary, subject to the Employee’s achievement of specified performance targets determined by the Board after consultation with the Employee (the “Bonus”). Any Bonus for the fiscal year in which employment begins will be prorated, based on the number of days the Employee is employed by the Company. Any bonus for a fiscal year will be paid within 2½ months after the close of that fiscal year, but only if the Employee is still employed by the Company at the time of payment. The determinations of the Board with respect to any bonus will be final and binding.

5.                                      Reimbursement of Expenses. The Company shall reimburse Employee, in accordance with the Company’s policies and procedures, for all proper and reasonable expenses approved in advance by company Management, properly substantiated, and incurred by Employee in the performance of his duties. Such expenses will be reimbursed to Employee within thirty (30) days of Employee’s submission of proper substantiation of eligible expenses. Employee agrees to submit such substantiation by the last day of the month following the month in which the expense was incurred. The parties agree that, consistent with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended, the following rules shall also apply to reimbursement of expenses: (a) in no event shall reimbursements for expenses be paid to Employee or on his behalf later than the last day of the calendar year following the calendar year in which the expense was incurred; (b) the amount of expenses eligible for reimbursement during a calendar year will not affect the expenses eligible for reimbursement in any other calendar year; and (c) Employee’s right to reimbursement for such expenses is not subject to liquidation or exchange for another benefit.

6.                                      Confidentiality, Non-Solicitation, Intellectual Property Protections. As a condition of this Agreement, Employee is required to comply with the “Employee Intellectual Property Protection Agreement” (the “IP Agreement”) that Employee executed concurrently with the Prior Agreement. Employee agrees that the Company may disclose this Agreement, and/or the IP Agreement, to any person or entity who, at any time during or after the Employment Period, employs or who the Company reasonably believes is considering employing Employee.

7.                                      Termination. Employee’s employment with the Company may be terminated as set forth below. In the event of termination, all obligations of the Company hereunder, and all rights of Employee to compensation and benefits under this Agreement, shall cease, except as provided in paragraph 8 hereof.

(a)                                 Written Notice. Employee’s employment shall terminate on the effective date of written notice provided by either party to the other pursuant to Section 9 of this Agreement.

(b)                                 Death. Employee’s employment under this Agreement shall automatically terminate upon the death of Employee.

(c)                                  Disability. To the extent allowable by law, the Company may, at its option, terminate Employee’s employment under this Agreement upon written notice to Employee if Employee, because of physical or mental incapacity or disability, is unable to perform the essential functions of his position (if appropriate, with reasonable accommodation) for a continuous period of ninety (90) days, or for an aggregate period of 120 days in any consecutive 12-month period. In the event of any dispute regarding the existence of Employee’s incapacity hereunder, the matter shall be resolved by the determination of a physician to be mutually selected and agreed upon by the Company and Employee. In the event Employee fails, within ten (10) days of being requested to do so, to accept or reject the physician suggested by the Company, then the physician suggested by the Company shall be deemed agreed upon by the parties. Employee agrees that he will submit to appropriate medical examinations for purposes of such determination.

(d)                                 Dissolution of the Company. Employee’s employment shall automatically terminate on the date specified by the Board in conjunction with the Board’s decision that the Company shall be dissolved.

8.                                      Compensation and Vesting Acceleration Upon Termination.

(a)                                 Upon termination of Employee’s employment for any reason, Employee shall be entitled to receive (i) payment of all Salary due through the date of termination, (ii) applicable employee benefits to which Employee is entitled through the date of termination, in accordance with the terms of the plans or programs of the Company then in effect, (iii) payment for accrued, unused vacation, if any, through the date of termination, (iv) any unreimbursed business expenses for which Employee submitted proper substantiation, and (v) any acceleration of vesting of stock, and options to purchase stock, as may be set forth in any agreement under which Employee may purchase stock, or be granted an option to purchase stock, and Employee shall not be entitled to any further compensation or benefits or payments of any kind.

(b)                                 In addition, if the Company terminates Employee’s employment at any time without Cause (as defined below), then it shall provide Employee severance in the amount of six (6) months’ Salary at the rate in effect at the time of Employee’s termination, to be paid out in a lump sum or on a monthly basis for six (6) months at the Employee’s option (the “Severance Payment”). Similarly, if Employee resigns his employment for Good Reason, then Employee shall receive the Severance Payment on the terms set forth in this Section 8(b). Employee accepts the Severance Payment in full satisfaction of all rights and entitlements to notice of termination or compensation in lieu under statute or contract law. However, the Company shall not be required to pay any part of the Severance Payment unless Employee (i) has returned all Company property in Employee’s possession, and (ii) has executed a general release of all claims that Employee may have against the Company or persons affiliated with the Company. The release must be in the form reasonably prescribed by the Company, without alterations. Employee must execute and return the release on or before the date specified by the Company in the prescribed form.

(c)                                  In addition, (i) all shares of the Company’s common stock subject to outstanding equity awards granted after the date of this Agreement, including, without limitation, stock options, restricted stock units, stock appreciation rights and restricted stock, granted to or held by Employee shall immediately become fully vested and exercisable, and any such outstanding equity awards that are subject to a right of repurchase, right of forfeiture, or similar right, shall be released from such right and shall be fully vested, in each case, immediately prior to the occurrence of a Termination Upon Change in Control (as defined below) and (ii) with respect to any outstanding equity award granted after the date of this Agreement that is not then at least 25% vested, that number of shares of the Company’s common stock subject to such outstanding equity award(s), including, without limitation, stock options, restricted stock units, stock appreciation rights and restricted stock, granted to or held by Employee shall immediately become vested and exercisable such that, after such acceleration the total number of shares of the Company’s common stock subject to such outstanding equity award(s) shall be 25% vested and exercisable, and any such outstanding equity awards that are subject to a right of repurchase, right of forfeiture, or similar right, shall be released from such right and shall be vested, in each case, upon Employee’s Disability (as defined below) or death. In the event of a Change of Control whereby the successor or acquiring entity (if any) or any Parent (as defined in the 2010 Plan) (if any) of such successor or acquiring entity does not assume, convert, replace or substitute Employee’s outstanding equity awards as provided in Section 11.1 of the 2010 Plan, or any comparable term of any similar equity incentive plan, in a manner than preserves the material terms and conditions of such equity awards, then, notwithstanding Section 11.2 of the 2010 Plan, or any comparable term of any similar equity incentive plan, all of Employee’s outstanding equity awards shall, at least 10 days prior to the effective date of such Change of Control, immediately become fully vested and exercisable, and any such outstanding equity awards that are subject to a right of repurchase, right of forfeiture, or similar right, shall be released from such right and shall be fully vested.

(d)                                 For purposes this Agreement, the “2010 Plan” shall mean the Company’s 2010 Equity Incentive Plan, as amended from time to time.

(e)                                  For purposes of this Agreement, “Cause” shall mean the reasonable determination by a majority of the members of the Board of Directors (other than Employee) that one or more of the following conditions exist:

(i)                                     Employee has been convicted of or pled guilty or no contest to any felony;

(ii)                                  Employee has committed one or more acts of fraud, theft, embezzlement or misappropriation against the Company;

(iii)                               Employee falsified Company records; willfully destroyed Company property; or, while an employee of the Company, engaged in conduct that constitutes harassment or discrimination prohibited by law;

(iv)                              Employee refused to perform his duties as reasonably directed by the Board, if such refusal is not corrected within ten business days after written notice is given to Employee by the Company; or

(v)                                 Employee has materially breached Employee’s obligations under this Agreement or the IP Agreement, which breach was not remedied, if remediable, within thirty (30) days after delivery to Employee by the Company of a written notice specifically identifying the breach that the Company believes has occurred.

(f)                                   For purposes of this Agreement, “Change in Control” shall mean (i) a sale of substantially all of the assets of the Company; (ii) a merger or consolidation in which the Company is not the surviving corporation (other than a merger or consolidation in which stockholders immediately before the merger or consolidation have, immediately after the merger or consolidation, a majority of the then-outstanding voting power); (iii) a reverse merger in which the Company is the surviving corporation but the shares of the Company’s common stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise (other than a reverse merger in which shareholders immediately before the merger have, immediately after the merger, a majority of the then-outstanding voting power); or (iv) any transaction or series of related transactions in which in excess of 50% of the Company’s voting power is transferred.

(g)                                  For purposes of this Agreement, “Disability” shall mean a physical or mental incapacity or disability as a result of which Employee becomes unable to perform the essential functions of Employee’s job at the Company (if appropriate, with reasonable accommodation) for a continuous period of ninety days or for an aggregate period of 120 days in any consecutive 12-month period.

(h)                                 For purposes of this Agreement, “Good Reason” shall mean:

(i)                                     a material reduction in Employee’s total target annual compensation as an employee of the Company or a reduction in Employee’s base salary as an employee of the Company, except (in either case) to the extent that the Company implements an equal percentage reduction applicable to all executive officers and management personnel, or (in either case) reductions which are made with the consent of Employee;

(ii)                                  a material, substantial reduction in Employee’s duties, responsibilities or authority pursuant to this Agreement without Employee’s prior written consent;

(iii)                               removing Employee from the position designated for Employee in this Agreement without Employee’s prior written consent; or

(iv)                              a change in the geographic location at which Employee must perform services which results in an increase in Employee’s one-way commute by more than 50 miles.

(i)                                     For purposes of this Agreement, “Termination Upon Change of Control” shall mean:

(i)                                     any termination of the employment of Employee by the Company without Cause within twelve (12) months following a Change of Control; or

(ii)                                  any resignation by Employee of employment with the Company for Good Reason where (A) such Good Reason occurs within twelve (12) months following the Change of Control and (B) such resignation occurs within ninety (90) days following such Good Reason.

9.                                      Notices. Any notice, demand or communication required or permitted to be given by this Agreement or applicable law shall be made in writing and sent by either first class mail, overnight courier, hand delivery or facsimile; unless waived by the recipient, if such notice is made by facsimile, such facsimile shall be followed within 24 hours by notice in writing sent by first class mail, overnight courier or hand delivery. Charges for any notice shall be prepaid. Notices shall be addressed as follows, or to such other address as such person to whom it is to be addressed may specify by notice to the other party: in the case of Employee, to his place of residence as currently shown on the records of the Company, or in the case of the Company, to 2055 Woodside Road, Suite 290, Redwood City, CA 94061, facsimile: (650) 365-3410, Attention: Thomas Wiggans. Any notice shall be deemed to be delivered, given and received for all purposes as of the date such notice was actually delivered to the recipient or, if sent by first-class mail, five days after the date on which the same was deposited in a receptacle regularly maintained by the United States Postal Service for the deposit of mail, whichever occurs first.

10.                               Successors and Assigns. This Agreement is personal to Employee and shall not be assignable by Employee. The continuing obligations of Employee under this Agreement shall continue after the termination of his employment regardless of the reason for the cessation of his employment with the Company and shall be binding on Employee’s heirs, executors, and legal representatives. Such obligations shall inure to the benefit of any successors or assigns of the Company. Employee specifically acknowledges that in the event of a sale of all or substantially all of the assets of the Company, or any other event or transaction resulting in a change of ownership or control of all or a portion of the Company’s business, the rights and obligations of the parties hereunder shall inure to the benefit of any transferee, purchaser or future owner. This Agreement may be assigned only by the Company.

11.                               Amendment; Waiver. No change or modification of this Agreement shall be valid or binding unless in writing and signed by both parties. No waiver of any provision of this Agreement shall be valid unless in writing and signed by the party against whom the waiver is sought to be enforced. A valid waiver of any provision of this Agreement shall be limited to the instance specified in writing and, unless otherwise expressly stated, shall not be effective as a continuing waiver or repeal of such provision.

12.                               Governing Law. The validity, performance, construction and effect of this Agreement shall be governed by the substantive laws of the State of California, without regard to the provisions for choice of law thereunder.

13.                               Severability. If any provision of this Agreement is deemed invalid or unenforceable, the validity of the other provisions of this Agreement shall not be impaired. If any provision of this Agreement shall be deemed invalid as to its scope, then, notwithstanding such invalidity, such provision shall be valid to the fullest extent permitted by law, and the parties agree that, if any court or arbitrator makes such a determination, such court or arbitrator shall have the power to modify the duration, scope and/or area of such provision and/or to delete specific words and phrases by “blue penciling” and, in its reduced or blue penciled form, to enforce such provision to the fullest extent permitted by law.

14.                               Entire Agreement. With respect to the terms addressed in this Agreement, this Agreement (including Exhibits) contains the entire agreement and understanding by and between the Company and Employee. Pursuant to Section 11 of the Prior Agreement, Employee and the Company hereby amend and restate the Prior Agreement to read in its entirety as set forth in this Agreement, such that the Prior Agreement is hereby terminated and entirely replaced and superseded by this Agreement. This Agreement supersedes all prior undertakings and agreements, written or oral, as may have existed prior to the date of execution of the Agreement with regard to the terms addressed in this Agreement, including the Prior Agreement. By the execution of this Agreement, Employee acknowledges that any such superseded understandings and agreements are terminated, and Employee disclaims any and all rights or interest that may have existed with respect thereto. Further, any representations, promises, agreements or understandings, written or oral, with regard to the terms addressed in this Agreement that are not contained in this Agreement shall be of no force or effect.

15.                               Employee Claims. The existence of any claim or cause of action by Employee against the Company shall not constitute a defense to the enforcement by the Company of Employee’s covenants, obligations, or undertakings in this Agreement.

16.                               Construction and Interpretation. Employee and the Company agree that this Agreement shall be construed as drafted by both of them, as parties of equivalent bargaining power, and not for or against either of them as drafter.

17.                               No Conflicting Obligations. The Company is aware of that certain letter agreement, dated as of May 25, 2010, by and between Peplin Inc. and Eugene Bauer (the “Peplin Agreement”). Employees agree that he will not, in the performance of his duties with the Company, breach his obligations under the Peplin Agreement. For the avoidance of doubt, “breach” as used in the prior sentence shall mean that a court of competent jurisdiction shall have determined in a final judgment that Employee has breached his non-competition and non-solicitation obligations under the Peplin Agreement as a result of the performance of his duties with the Company. Apart from the Peplin Agreement, Employee hereby expressly and specifically warrants and represents that his execution of this amended and restated Agreement and performance of employment-related obligations and duties for the Company will not cause any breach, default, or violation of any other employment, non-disclosure, confidentiality, non-competition, or other agreement to which he may be a party or otherwise bound. Employee will not use in the performance of employment-related obligations and duties for the Company or otherwise disclose to the Company any trade secrets or confidential information of any person or entity (including any former employer) if and to the extent that such use or disclosure may cause a breach or violation of any obligation or duty owed to such employer, person, or entity under any agreement or applicable law. Employee also expressly and specifically warrants and represents that he is not a party to any agreement which contains restrictions on his ability to compete with any prior employer or any competitor of the Company or to identify, contact, or solicit clients in the pharma industry, except for the Peplin Agreement. Employee further represents, warrants, and agrees that he will not enter into any agreement or other obligation while this Agreement is in effect or during any period during which he has continuing obligations under this Agreement that would reasonably be expected to conflict with the operation of this Agreement or his obligations hereunder, except such agreements and obligations expressly disclosed to the Company in writing and permitted in writing by the Company.

18.                               Compliance with Section 409A. Each payment or reimbursement and the provision of each benefit under this Agreement shall be considered to be a separate payment and not one of a series of payments for purposes of Section 409A. To the extent applicable, it is intended that this Agreement comply with the provisions of Section 409A so that the income inclusion provisions of Section 409A(a)(1) do not apply to Employee. This Agreement shall be administered in a manner consistent with this intent. Reference to Section 409A is to Section 409A of the Internal Revenue Code of 1986, as amended, and will also include any regulations, or any other formal guidance, promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service. The Company shall not reimburse Employee for the amount of any tax liability incurred by Employee under Section 409A. Employee acknowledges that he has had a reasonable opportunity to consult with independent legal, tax or other counsel in connection with Section 409A. To the extent that any amounts payable under this Agreement constitute a “deferral of compensation” subject to Section 409A and if, at the date of his Separation from Service, Employee is a “specified employee,” within the meaning of Section 409A, of the Company as determined by the Company from time to time, then each such payment that would otherwise be payable to Employee within the six (6) month period following Employee’s Separation from Service shall be deferred until the earlier of (a) the first day of the seventh month following Employee’s Separation from Service with the Company, or (b) Employee’s death. Any payments or benefits delayed as a result of the preceding sentence shall be accumulated and paid in a lump sum, without interest, as soon as practicable after the first day of the seventh month following Employee’s Separation from Service or Employee’s earlier death.

19.                               Tax Reporting and Withholding. The Company (and any agent of the Company) shall be authorized to report income and to withhold from any payment due the amount of withholding taxes due and to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes. Neither the Company nor any delegatee shall be held responsible for any taxes, penalties, interest, or other monetary amounts owed by Employee or any other person as a result of amounts subject to this Agreement.

20.                               Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have executed this EMPLOYMENT AGREEMENT as of the last date stated below.

SKINTELLIGENCE, INC.

Dated:	August 4, 2011	By:	/s/ Thomas Wiggans
		Name:	Thomas Wiggans
		Title:	President and Chief Executive Officer

Dated:	August 4, 2011	/s/ Eugene Bauer
EUGENE BAUER

[SIGNATURE PAGE TO EMPLOYMENT AGREEMENT]

EXHIBIT A

OTHER CURRENT PROFESSIONAL ACTIVITIES

Medgenics, Inc.	Member of Board of Directors
San Francisco, CA and Israel

Dr. Tattoff	Member of Board of Directors
Beverly Hills, CA

WaferGen, Inc.	Scientific Advisory Board
Fremont, CA

LEO Pharma A/S	Consultant

Vyteris, Inc.	Member of Board of Directors
Fair Lawn, NJ

Kadmon Holdings	Member of Board of Directors

Cerecor Inc.	Member of Board of Directors
Baltimore, MD

First Wave Technologies, Inc.	Member of Board of Directors
Buffalo, NY